AMENDMENT NO. 4 TO RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 4 TO RESTATED MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 31st day of July, 2017, by and between AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Corporation and the Investment Manager are parties to a certain Restated Management Agreement effective as of August 1, 2011, and amended October 31, 2011 March 19, 2015 and April 10, 2017 (“Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to change the name of the Institutional Class of common stock to G Class for the series of shares titled NT Core Equity Plus Fund, NT Disciplined Growth Fund, NT Equity Growth Fund, and NT Small Company Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule C. Schedule C to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule C attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Quantitative Equity Funds, Inc.
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century Quantitative Equity Funds, Inc.        Schedule C: Complex Fee Schedules

Schedule C

Complex Fee Schedules

Rate Schedules
Complex Assets	All Other Classes	Institutional/I/G/R5 Class	Y Class
First $2.5 billion	0.3100%	0.1100%	0.0600%
Next $7.5 billion	0.3000%	0.1000%	0.0500%
Next $15.0 billion	0.2985%	0.0985%	0.0485%
Next $25.0 billion	0.2970%	0.0970%	0.0470%
Next $25.0 billion	0.2870%	0.0870%	0.0370%
Next $25.0 billion	0.2800%	0.0800%	0.0300%
Next $25.0 billion	0.2700%	0.0700%	0.0200%
Next $25.0 billion	0.2650%	0.0650%	0.0150%
Next $25.0 billion	0.2600%	0.0600%	0.0100%
Next $25.0 billion	0.2550%	0.0550%	0.0050%
Thereafter	0.2500%	0.0500%	0.0000%

Series	Investor Class	I Class	A Class	C Class	R Class	R5 Class	Y Class
➢Equity Growth Fund	Yes	Yes	Yes	Yes	Yes	Yes	No
➢Income & Growth Fund	Yes	Yes	Yes	Yes	Yes	Yes	No
➢Global Gold Fund	Yes	Yes	Yes	Yes	Yes	No	No
➢Small Company Fund	Yes	Yes	Yes	Yes	Yes	Yes	No
➢Disciplined Growth Fund	Yes	Yes	Yes	Yes	Yes	Yes	Yes
➢AC Alternatives Equity Market Neutral Fund	Yes	Yes	Yes	Yes	Yes	Yes	Yes
➢International Core Equity Fund	Yes	Yes	Yes	Yes	Yes	No	No
➢AC Alternatives Disciplined Long Short Fund	Yes	Yes	Yes	Yes	Yes	No	No
➢Core Equity Plus Fund	Yes	Yes	Yes	Yes	Yes	No	No
➢Multi-Asset Real Return Fund	Yes	Yes	Yes	Yes	Yes	Yes	No

Series	Investor Class	A Class	C Class	G Class	R Class	R5 Class	Y Class
➢NT Equity Growth Fund	No	No	No	Yes	No	No	No
➢NT Small Company Fund	No	No	No	Yes	No	No	No
➢NT Core Equity Plus Fund	No	No	No	Yes	No	No	No
➢NT Disciplined Growth Fund	Yes	No	No	Yes	No	No	No
➢Utilities Fund	Yes	No	No	No	No	No	No

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